EXHIBIT 5

                        [LETTERHEAD OF WHITE & CASE LLP]

November 17, 1998

The First American Financial Corporation
114 East Fifth Street
Santa Ana, CA 92701


Ladies and Gentlemen:

          We have acted as counsel to The First American Financial Corporation, a California corporation (the "Company"), and are familiar with the proceedings and documents relating to the proposed registration by the Company, through a Registration Statement on Form S-8 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission, of (a) 300,000 Common shares, $1.00 par value, of the Company and an equal number of Rights to purchase $1.00 par value Series A Junior Participating Preferred Shares (collectively, the "Shares"), to be issued and sold under the RELS Savings Plan (the "Plan") and (b) the interests in the Plan to be issued to those employees of RELS LLC and its subsidiaries who participate in the Plan (the "Interests").

          For the purposes of rendering this opinion, we have examined originals or photostatic copies of the Plan and certified copies of such corporate records, agreements and other documents of the Company as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

          Based on the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions set forth in the Plan and the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable, and that the Interests, when issued in accordance with the terms and conditions set forth in the Plan and the Registration Statement, will be validly issued.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,



                                                     /S/ White & Case LLP